TCG FINANCIAL SERIES TRUST VI

ADMINISTRATION AGREEMENT

TO:

TCG US Government Primary Liquidity Money Market Fund

110 Merrick Way

Suite 2A

Coral Gables, FL 33134

Dear Sirs:

The TCG Financial Series Trust VI (the “Trust”) herewith confirms our agreement with you. The Trust has been organized to engage in the business of an open-end management investment company. The Trust currently, or expects to, offer one or more series of shares to investors.

You have been selected to act as the administrator of the series of the Trust set forth on the Exhibit to this Agreement (each a "Fund" or collectively "Funds") and to provide certain other services, as more fully set forth below, and you are willing to act as such administrator and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Trust agrees with you as follows effective upon the date of the execution of this Agreement.

1.

ADMINISTRATION SERVICES

Subject to the direction and control of the Board of Trustees of the Trust (the "Board"), you will perform such sponsorship, administrative and supervisory services as may from time to time be reasonably requested by the Trust, which shall include without limitation: (a) providing office space, equipment and clerical personnel necessary for performing the management functions herein set forth; (b) arranging, if desired by the Trust, for your directors, officers or employees to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law; (c) supervising the overall operations of the Trust, including the provision of services to the Trust by the Trust's fund accounting agent, transfer agent, custodian, auditors, and other independent contractors or agents (the "Service Providers"), which services include without limitation: (i) supervising the updating of trust organizational documents, (ii) negotiating contracts and fees and the monitoring and coordinating of performance and billings of the Trust's Service Providers, (iii) supervising the preparation of and filing of documents required for compliance by the Trust with applicable laws and regulations (including state "blue sky" laws and regulations), including registration statements on Form N1 A, prospectuses and statements of additional information, semiannual and annual reports to the Trust's shareholders, (iv) reviewing tax returns, (v) supervising the preparation of agendas and supporting documents for and minutes of meetings of Trustees, committees of Trustees, and supervising the preparation of notices, proxy statements and minutes of meetings of shareholders of the Trust or of one or more of the Funds, (vi) the maintenance of books and records of the Trust, (vii) telephone coverage to respond to shareholder inquiries that a Fund's transfer agent is unable to satisfy, (viii) providing reports and assisting the Trust's Chief compliance Officer with compliance matters related to federal securities and tax laws, including compliance with the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated there under as amended from time to time, the "Act") and Subchapter M of the Internal Revenue Code of 1986, as amended, (viii) supervising the dissemination of yield and other performance information to newspapers and tracking services, (ix) the preparation of annual renewals for fidelity bond and errors and omissions insurance coverage, (x) the development of a budget for the Trust, the establishment of the rate of expense accruals and the arrangement of the payment of all fixed and management expenses, and (xi) supervising the determination of each Fund's net asset value and other fund accounting services to the Funds.

2.

 USE OFSUBCONTRACTORS

You may subcontract for the performance of your obligations hereunder with any one or more persons; provided, however, any such delegation shall not relieve you from any liability hereunder.

3.

 ALLOCATION OF CHARGES AND EXPENSES

You will pay the entire salaries and wages of all of your employees, officers and agents who devote part or all of their time to the affairs of the Trust, and the wages and salaries of such persons shall not be deemed to be expenses incurred by the Trust.

The Fund will be responsible for the payment of all operating expenses of each Fund, including the compensation and expenses of any employees of the Trust and of any other persons rendering any services to a Fund; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by a Fund in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under federal and state securities laws, including expenses incurred by a Fund in connection with the organization and initial registration of shares of a Fund; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator, accounting and pricing services agent and underwriter of a Fund; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of a Fund; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to shareholders; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of a Fund’s shares that a Fund is authorized to pay pursuant to Rule 12b-1 under the Act; and all other operating expenses not specifically assumed by you. Each Fund will also pay all brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short), fees and expenses of the non-interested person Trustees and such extraordinary or non-recurring expenses as may arise, including litigation to which a Fund may be a party and indemnification of the Trust’s Trustees and officers with respect thereto.

You may obtain reimbursement from each Fund, at such time or times as you may determine in your sole discretion, for any of the expenses advanced by you, which a Fund is obligated to pay, and such reimbursement shall not be considered to be part of your compensation pursuant to this Agreement.

4.

 COMPENSATION OF THE ADMINISTRATOR

For all of the services to be rendered as provided in this Agreement, as of the last business day of each month, each Fund will pay you a fee based on the average value of the daily net assets of the Fund and paid at an annual rate as set forth on the Exhibit executed with respect to such Fund and attached hereto.

The average value of the daily net assets of a Fund shall be determined pursuant to the applicable provisions of the Agreement and Declaration of Trust or a resolution of the Board of Trustees, if required. If, pursuant to such provisions, the determination of net asset value of a Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund’s net assets may lawfully be determined, on that day. If the determination of the net asset value of a Fund has been suspended for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

5.

 SERVICES NOT EXCLUSIVE/USE OF NAME

Your services to a Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that you may render administrative and other services to others, including other registered investment companies, provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner, with your ability to meet all of your obligations with respect to rendering services to the Fund(s).

6.

 LIMITATION OF LIABILITY OF ADMINISTRATOR

You may rely on information reasonably believed by you to be accurate and reliable. Except as may otherwise be required by the Act or the rules there under, neither you nor your directors, officers, employees, shareholders, members, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of your duties under this Agreement, or by reason of reckless disregard by any of such persons of your obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of you, who may be or become a trustee, officer, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with your duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member, or agent of you, or one under your control or direction, even though paid by you.

7.

 TERMINATION OF THIS AGREEMENT

This Agreement may, on sixty (60) days written notice, be terminated with respect to a Fund, at any time without the payment of any penalty, by the Board of Trustees, by a vote of a majority of the outstanding voting securities of a Fund, or by you. This Agreement shall automatically terminate in the event of its assignment.

8.

 AMENDMENT OF THIS AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval.

9.

 LIMITATION OF LIABILITY TO TRUST PROPERTY

The term “Trust” means and refers to the Trustees from time to time serving under the Trust’s Agreement and Declaration of Trust as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of Trustees, officers, employees, agents or nominees of the Trust, or any shareholders of any series of the Trust, personally, but bind only the trust property of the Trust (and only the property of the applicable Fund), as provided in the Agreement and Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the applicable Fund and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust (and only the property of applicable Fund) as provided in its Agreement and Declaration of Trust. A copy of the Agreement and Declaration of Trust is on file with the Secretary of State of Ohio.

10.

 SEVERABILITY

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

11.

 BOOKS AND RECORDS

In compliance with the requirements of Rule 31 a-3 under the Act, you agree that all records which you maintain for the Trust are the property of the Trust and you agree to surrender promptly to the Trust such records upon the Trust’s request. You further agree to preserve for the periods prescribed by Rule 31 a-2 under the Act all records which you maintain for the Trust that are required to be maintained by Rule 31 a-1 under the Act.

12.

 QUESTIONS OF INTERPRETATION

(a)

This Agreement shall be governed by the laws of the State of Florida.

(b)

For the purpose of this Agreement, the terms “assignment,” “majority of the outstanding voting securities,” “control” and “interested person” shall have their respective meanings as defined in the Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934.

(c)

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the Securities and Exchange Commission or its staff. In addition, where the effect of a requirement of the Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the Securities and Exchange Commission or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

1.

 NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust is 110 Merrick Way, Suite 2A, Coral Gables, FL  33134.

2.

 CONFIDENTIALITY

You agree to treat all records and other information relating to the Trust and the securities holdings of the Fund as confidential and shall not disclose any such records or information to any other person unless (i) the Board of Trustees of the Trust has approved the disclosure or (ii) such disclosure is compelled by law. In addition, you, and your officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings. You agree that, consistent with your Code of Ethics, neither your nor your officers, directors or employees may engage in personal securities transactions based on nonpublic information about the Fund's portfolio holdings.

3.

 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.

 BINDING EFFECT

Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

5.

 CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract upon the date thereof.

Yours very truly,

TCG Financial Series Trust VI

Dated: April ______, 2014

By: /s/ Jorge Coloma                               Jorge Coloma, President

ACCEPTANCE

The foregoing Agreement is hereby accepted.

TCG Financial Services, LLC

Dated: April ______, 2014

By: /s/ Vivian Coloma

                            Vivian Coloma, President

Fund	Administration Fee
TCG US Government Primary Liquidity Money Market Fund	.05

Exhibit 1

Dated:  April ______, 2014

*Percent of average daily net assets